EXHIBIT 15.1

XTO Energy Inc.:

We are aware that XTO Energy Inc., formerly Cross Timbers Oil Company, has incorporated by reference in its Registration Statements on Form S-8 (Nos. 333-68775, 333-69977, 333-37668, 333_81849, 333-91460 and 33-55784) and on Form S-3 (No. 333-122767 and 333-123402) of XTO Energy Inc. its Form 10-Q for the quarter ended June 30, 2005, which includes our report dated August 5, 2005, covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933, that report is not considered a part of the registration statement prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.

KPMG LLP

Dallas, Texas

August 9, 2005